This Form 25-A is being filed to amend the Form 25 filed by NYSE Amex LLC ('NYSE Amex') on June 3, 2010 (the 'Initial Form 25'), in which NYSE Amex notified the Securities and Exchange Commission of its intention to remove the entire class of Golf Trust of America, Inc. ('GTA'), common stock, par value $0.01 per share (the 'GTA Common Stock')
 from listing and registration on NYSE Amex as of the opening of business on June 14, 2010, pursuant to Exchange Act Rule 12d2-2(a)(3).
Exchange Act Rule 12d2-2(a)(3) provides for the delisting of 'instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive payment.'
The Original Form 25 was filed in error and has no legal effect, as GTA continues to exist as a legal entity, an NYSE Amex listed company and an Exchange
Act registrant, subject only to a name change from Golf Trust of America, Inc. to Pernix Therapeutics
Holdings, Inc. which took effect on March 9, 2009, at the time of the consummation of a merger transaction in which Pernix Therapeutics, Inc. merged with and into a wholly owned subsidiary of GTA.